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                                       20
                                                                   Exhibit 99(a)
                  INDEPENDENT AUDITORS' REPORT ON 10-K SCHEDULE

The Board of Directors and Stockholders
Harte-Hanks, Inc.:

Under date of January 29, 2003, we reported on the consolidated balance sheets of Harte-Hanks, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and stockholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2002, as contained in the 2002 annual report to stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as referred to in Item 14(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note A to the Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" as of January 1, 2002.

                                             /s/ KPMG LLP

San Antonio, Texas
January 29, 2003